  FOR IMMEDIATE RELEASE

OSAGE BANCSHARES, INC.

  ANNOUNCES RECORD

  EARNINGS AND

INCREASED QUARTERLY DIVIDEND

July 20, 2007

Pawhuska, OK

Mark S. White, President and Chief Executive Officer of Osage Bancshares, Inc. (NASDAQ: OSBK) and its subsidiary Osage Federal Bank, announced record earnings for the three months ended June 30, 2007 of $300,000 ($.09 per diluted share), which represents a $130,000, or 76.7%, increase over the $170,000 ($.05 per diluted share) earned in the same period of 2006. The annualized return on assets for the period was .97%, with an annualized return on equity of 3.37%, compared to .62% and 5.09%, respectively, for the quarter ended June 30, 2006.

Net interest income for the quarter ended June 30, 2007 was $1,086,000, a $324,000, or 42.5%, increase from the same period in 2006. This increase mainly reflects equity proceeds and higher loan balances. Noninterest income for the quarter was $171,000, a $10,000, or 6.1%, increase from the quarter ended June 30, 2006. Net servicing fees, miscellaneous fees, and other income all increased for the quarter. Noninterest expense for the quarter ended June 30, 2007 was $786,000, a $140,000 or 21.7% increase over the same quarter last year. Compensation expense increased $34,000 due to higher expenses for employee stock benefit plans and normal salary increases. Advertising increased $18,000 because of a new ad campaign. Expenses associated with being a public company increased $29,000. The Company made a $10,000 provision for a repossessed property which was situated in a flood zone. Income taxes were $172,000 for the quarter ended June 30, 2007, an increase of $79,000 over the same period last year, because of a corresponding increase in pretax income.

Net income for the twelve months ended June 30, 2007 was $940,000 ($.28 per diluted share), a $314,000, or 50.0% increase over the $626,000 ($.19 per diluted share) earned in the prior year. The annualized return on assets for the most-recent 12-month period was .79%, with an annualized return on equity of 3.92%, compared to .60% and 4.63%, respectively, for the year ended June 30, 2006.

Net interest income for the twelve months ended June 30, 2007 was $3,670,000, increasing $663,000 or 22.0% from the prior year. The increase in net interest income was principally due to higher loan volumes and equity proceeds. The Company recorded a $10,000 provision for loan losses for the period ended June 30, 2007 compared to a $27,000 provision in the prior year. Noninterest income for the period was $666,000, a $7,000 increase from $659,000 for the prior year. Mortgage loan servicing fees and fees from debit cards and ATM usage increased $17,000 each, while gains on sales of loans were down $27,000 due to lower volumes sold. Noninterest expense increased $195,000, or 7.3% to $2,863,000 for the most-recent year, principally due to employee stock ownership plan costs, normal salary increases, and increased employee insurance expense. Advertising increased $19,000 during the period because of the new ad campaign, and data processing increased $19,000, reflecting the addition of internet banking and other services. Income taxes for the period were $523,000, increasing $178,000 over the prior year, because of a corresponding increase in pretax income.

Total assets increased $10.4 million from June 30, 2006, and as of June 30, 2007 were $122.7 million, while stockholders’ equity increased $22.1 million to $35.2 million. This increase was primarily attributable to the $21.5 million of equity raised during the conversion.

Loans receivable totaled $88.7 million as of June 30, 2007, an increase of $10.8 million from June 30, 2006. The increase was principally due to residential real estate loan growth. The Company’s asset quality ratios remain strong. Non-performing loans represented .02% of total loans at June 30, 2007, compared to .01%

as of June 30, 2006. The allowance for loan losses at June 30, 2007 was $402,000, and represented .45% of total loans. Net charge-offs for the twelve months ended June 30, 2007 were $7,000 compared to $21,000 in fiscal 2006. Deposits increased $8.4 million, or 13.1%, from June 30, 2006 to $72.7 million as of June 30, 2007, due to growth in public funds and rate promotions on certificates of deposit. Federal Home Loan Bank advances totaled $13.0 million, a $20.4 million decrease from June 30, 2006. The decrease was primarily due to the use of equity raised during the conversion to pay off our short-term borrowings.

The Company also announced that its Board of Directors had declared its third quarterly cash dividend of $.08 per share, payable August 14, 2007 to stockholders of record as of July 31, 2007. This is an increase of $.01 per share over the second quarterly dividend. It is the Board of Directors’ current intention to pay dividends quarterly. The payment of future dividends, however, will be subject to the financial condition, earnings and capital requirements of the Company and the Bank.

On January 17, 2007, Osage Federal MHC (the “MHC”) completed its reorganization into stock form and Osage Bancshares, Inc. (the “Company”) succeeded to the business of the MHC’s former federal mid-tier holding company subsidiary, Osage Federal Financial, Inc., which ceased to exist. Each outstanding share of common stock of Osage Federal Financial, Inc. was converted into 1.5739 shares of common stock of the Company. As part of the transaction, the Company sold a total of 2,513,880 shares to the public at $10 per share, including 201,828 shares purchased by the Company’s employee stock ownership plan with funds borrowed from the Company.

Osage Bancshares, Inc., through its subsidiary Osage Federal Bank, operates two offices and two automated teller machines in Osage and Washington Counties, Oklahoma. The Company’s stock is traded on the NASDAQ Global Market under the symbol OSBK.

Statements contained in this news release which are not historical facts are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

Contact: Sue A. Smith
Vice President and Chief Financial Officer
OSAGE BANCSHARES, INC.
918-287-2919

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